SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     Form 8-K

                                  CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                       Securities Exchange Act of 1934
                      Date of Report: December 28, 1994
                      (Date of earliest event reported)

                            General Re Corporation
             (Exact name of Registrant as specified in its charter)


Delaware                    1-8026                     06-1026471
(State of                   (Commission File           (I.R.S. Employer
Incorporation)              No.)                       Identification No.)


Financial Center
Post Office Box 10351
Stamford, Connecticut
(Address of principal executive office)

Registrant's Telephone Number
Including Area Code: (203) 328-5000



Item 5. Other Events

On December 28, 1994, General Re Corporation circulated to its directors and domestic and foreign employees of its operating subsidiaries the employee publication attached hereto as Exhibit A.

                                       Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       General Re Corporation




                                       By
                                       Charles F. Barr
                                       Vice President,
                                       General Counsel and Secretary




                                   Exhibit A
Operations Report
Vol. III, No. 3
 December 1994
Third Quarter 1994
Chairman's Message

    Results in the quarter were good. General Re posted record quarterly operating income and an underwriting profit in the third quarter. Domestic underwriting results for the quarter were in line with those in the second quarter and were significantly improved over the unsatisfactory underwriting results in the first quarter, which included losses from the Northridge earthquake.
    Our combined underwriting ratio for domestic property/casualty operations in the third quarter of 1994 was 98.8%, compared with 113.9% and 98.5% in the first and second quarters of 1994, respectively, and 100.7% in the third quarter of 1993.
    In late September, we announced some of the details of our agreement with Colonia Konzern regarding Cologne Re. These details are posted in the GRN Corporate News Database on Lotus Notes, but to summarize briefly: we agreed to pay DM 922 million (about $600 million at current exchange rates) in cash and issue a DM 475 million (about $300 million) 10 year note at an 8% interest rate to pay for a controlling interest in the Joint Venture that will own 75% of the common stock of Cologne Re.
    We have already begun to work with our Cologne Re colleagues to plan our alliance. In October, we traveled to Cologne, Germany, to hold the first meeting of the Executive Council. We met with Dr. Peter Lutke-Bornefeld, Mr. Wilhelm Zeller and Dr. Lothar Meyer of Cologne Re to begin to set the stage for our efforts to make General Re and Cologne Re the premier global reinsurer. The Executive Council has also organized and staffed five other Councils that are charged with detailed planning. These councils will start appropriate dialogue between Senior Managers of the two companies on designated topics. At the outset, the five councils are: Finance, New Products, Underwriting, Life and Health, and the Business Franchise Council. In addition, there are (nine) other liaisons or shared technologies that have been set up (e.g., Technology, Human Resources).
    We will begin to include results of Cologne Re in our financial results in the second quarter of 1995. The Treasurer's Department and Cologne Re's Finance staff have been working extremely hard to begin to produce financial statements for Cologne Re that are prepared in accordance with U.S. GAAP. This is a large project. Indeed, all the Councils have important tasks, and we must all be ready to help our colleagues here in the U.S. and in Cologne as we work to achieve our vision of becoming the premier global reinsurance organization.
    Ron Ferguson

    LOGO
    General Reinsurance Corporation, the largest professional reinsurer domiciled in the U.S., reinsures all lines of property and casualty insurance.

    Property Facultative
    Property Facultative and Ocean Marine continued to experience profitable growth throughout the U.S. in the third quarter. Claims activity is even with our experience for the comparable time period last year. Tropical Storm Alberto, which caused flooding in Georgia, Florida, and Alabama, resulted in some claims activity.
    Our growth momentum continues as activity levels rise in all branches. As a department, we are continually looking for ways to encourage this growth and make doing business with Property Fac more hassle free. To facilitate this goal, the "Hassle Free Cup Challenge" was introduced in the third quarter. Everyone in the department has been charged with developing and initiating one hassle free idea by year-end. A database was created in Lotus Notes to give the department a place to exchange ideas and relay proposals. To date, the response has been excellent with an outpouring of creative plans. More importantly, this format has made us all reflect on how we can make life more hassle free for everyone involved.
    The use of the Lotus Notes database would not have been possible without the successful completion of the LAN roll out in the third quarter. We are learning from, and enjoying, the enhanced communications which this system brings to all of us.

    Casualty Facultative
    Our Casualty Facultative third quarter activity levels and volume continue to reflect outstanding efforts by our marketing and underwriting staff. Program and Individual Risk submission activity remains strong. Our success ratios continue to be acceptable, resulting in an overall growth trend that is in line with our Casualty Facultative Strategic Plan.
    Our emerging team environment is beginning to produce results. We have seen strong growth in multi-disciplinary marketing activities which have created solid opportunities with new and existing clients. Our success in this area will continue to expand through exposure to the Executive Marketing Program and the integration of additional teams in the coming months.
    Development of our support technologies continues. The portfolio management system, known as Keystone, will benefit the treaty and program areas. It has been advanced to a prototype stage and is being refined for release in the first quarter of 1995. The Individual Risk Underwriting System, known as PREGO, is progressing at an equally rapid pace and is expected to reach the prototype stage by the first quarter. The implementation of these two support systems will lower the costs, reduce the turnaround time associated with these business areas and provide additional underwriting tools for our underwriters.

    Treaty
    As we conclude the third quarter, we are pleased to report the addition of three new treaty clients and new business from seven existing clients. Through nine months of 1994, our totals in these two categories are ten and twenty-one respectively. Despite a continuing highly competitive environment, we are ahead of the comparable period for 1993 in both new clients and number of existing clients generating new business.
    We are also seeing a high level of year-end new business activity. This is very encouraging since much of this activity is coming from existing GRC clients. It is probably an indication of client satisfaction with the General Re Brand of Reinsurance. In total, there are almost forty opportunities in the pipeline.
    The increasing use of the team approach, leveraging GRC's many resources to address client needs, is clearly a significant factor contributing to the new business activity. Further, it is satisfying to see the growing number of Treaty opportunity leads coming from our Facultative colleagues. These events are tangible evidence of the effectiveness of GRC's EMP program and the benefits from organizational change occurring throughout the Company.
    Even with all the effort going into production activities at this time of the year, Quality Project activity continues at a high level. One of our objectives is to involve all Treaty personnel in some kind of Quality initiative. Currently, more than fifteen Quality projects and workshops are in progress and a dozen others already have been completed this year.

    Underwriting Services
    The blueprint for USD in a team/business unit environment is taking shape. A number of initiatives are underway to facilitate the testing of a set of decision processes in the first quarter of 1995.
    USD's major initiatives are:
    o The development of a set of management reports that will make it possible to hold business units and team leaders accountable for results.
    o The continued development of the Underwriting Desktop which will facilitate the use of a number of risk analysis tools in a team environment.
   o The establishment of parameters for these rating tools, our reinsurance products, and lines of business.
   o Accreditation standards for the use of rating tools and structuring of transactions.
    o A detailed plan to roll out this set of processes with an emphasis on communication which will begin in the 4th Quarter of 1994.
    While change is never without its uncertainty, we are excited about the opportunity to reinvent USD and, in the process, make a more meaningful contribution to our internal and external clients' risk transfer and risk management needs.

    LOGO
General Star Management Company provides specialty insurance on both an excess and surplus lines basis and an admitted basis through wholesale brokers.

    General Star's success during the first six months of 1994 continued through the third quarter. This has been driven by three key elements: growth of written premium, control of direct expenses, and claims management. Attention to these three areas has resulted in very satisfactory results in the third quarter and a combined ratio that remains below 100.
    Through the end of September, the growth in gross written premiums is tracking with projections made by the General Star underwriting department managers in late 1993. The market continues to demonstrate competitive pressures and uneven pricing levels. We still do not see any signs of tightening within the E & S market.
    The hard work and dedication of all General Star employees has resulted in increased efficiency throughout the organization; we're working together to control expenses and work smarter. It is gratifying to see these efforts produce favorable results.
    Favorable actuarial results and careful claims handling are also contributing to the overall success of the Company. This demonstrates the benefit of continued, close cooperation between the General Star underwriting and claims areas.

    LOGO
Genesis Underwriting Management Company specializes in providing excess insurance and reinsurance to companies with self-insurance programs through retail brokers and corporate risk managers.

    Although gross and net premiums registered during the third quarter were 9.6% and 27.2% below that of the third quarter of 1993 (primarily as a result of shrinkage in excess workers' compensation) year-to-date premiums were approximately 10% ahead of prior year. This is in line with our expectations.
    New business submissions for the quarter were roughly even with prior years and are about 8% ahead on a cumulative basis. The actual number of quotations issued has increased by 25%, and we have noted a favorable improvement in the ratio of quotations to total submissions. We believe that this is a good indicator of improving productivity as some of our targeted marketing activities have begun to pay off.
    During the third quarter, we completed a comprehensive review of our accounting and processing systems to determine how to streamline our business further. We expect shortly to initiate development work on a system designed to eliminate redundant entry for accounting, policy processing and certain of our internal management reports.
  Additionally, we will continue to examine LAN technology for our field administration units.

    LOGO
Herbert Clough acts as a broker that places reinsurance on behalf of General Re Group clients and retrocessions for the General Re Group.

    Clough's results continue to be encouraging. Retro has been
successful in enhancing the Property Contingent        covers and has
developed substantial additional capacity on these covers. Work continues on preparing for the January 1st renewals.
    The good news in this quarter was that there were not any major natural catastrophes _ although we were, of course, prepared to deal with them if one or more did occur. Our next task is to continue to differentiate our clients in the marketplace and negotiate appropriate
terms on 1995   placements.
    During the third quarter, Clough invited Jim Hamilton and the Office of Quality to brief us on Quality initiatives. As a result of this, we are currently exploring several Quality initiatives.

     General Re Financial Products
     LOGO
GRFP is a derivative products dealer providing interest-rate and currency swaps, interest-rate caps and floors, swap options and other derivative products.

    GRFP's third quarter trading revenue was flat with second quarter trading revenue and year-to-date revenue was down 6% for the comparable 1993 period. Volatile interest rates and currency movements within the European markets continued to cause declines in new capital issues, adversely affecting trading volume. Continued negative publicity related to derivatives in the U.S. was probably another reason for a decline in business.
    Despite level quarterly trading revenues, GRFP's quarterly net earnings increased over the prior quarter's earnings.

    LOGO
    GRN International Insurance Operations

    In the third quarter, premiums written grew 32% to $53 million. Year to date, international premiums are $351 million, up 73% from the nine months of 1993. Premium growth in the quarter was a bit slower than prior quarters due largely to a retrocession booked on London's books in the third quarter. Underlying factors for growth such as increased market presence and acceptance of General Re Brand reinsurance, along with improved conditions in the international reinsurance marketplace, continued in the quarter. Underwriting results of the international operations were much improved from the disappointing results in the second quarter. Operating income was $9 million in the quarter vs. operating income of $.2 million in the third quarter of last year.
    In the third quarter, the operations of General Reinsurance Limited (London) and General Reinsurance Corporation (Europe) were combined under a new banner of General Re Europe Limited. This will allow
General Re to better serve the reinsurance needs of continental Europe and United Kingdom clients.
    Also in the quarter, T Hoffman, Ernie Frohboese, Joe Brandon and Tad Montross presented a seminar on insurance and reinsurance in Shanghai and Beijing, China. The presentation, made to groups of Chinese insurance company officials, insurance students and government officials, included the fundamentals of insurance company operations _ investments, underwriting and financial management. Other General Re colleagues that participated in the trip were Alan MacDonald and Paul Miller from General Re Australasia, Charles Meek of GRC and Susan Ip from GRFP in Japan.
    Michael Pero, formerly President of Engineering Insurance Group, joined the International Department in Stamford. He is working with our overseas subsidiaries in developing engineering insurances globally for the Group.

    LOGO
    GRN Investments
The Investment Department invests and manages the General Re Group's assets held as reserves and surplus. Through General Re Asset
Management (GRAM), the Investment Department also manages assets for our clients.

    Investment returns on the short-term securities and tax-exempt bond portfolios, as shown below, were above market benchmarks for the 1, 3 and 5 year periods ending September 30, 1994. Returns on the domestic stock and taxable bonds portfolios slipped slightly over the past year but were comfortably ahead of their comparative indices for the 3 and 5 year periods. For the 1 year period, performance of the tax-exempt bond portfolio was particularly strong on a relative basis, with total returns 175 basis points above the Lehman municipal bond index.
   During the third quarter, GRAM was successful in bringing three new investment management clients on board. This brings us to a total of 12 GRAM clients aggregating over $950 million in assets under management.


                                  TOTAL RETURN**
                        (Periods Ended September 30, 1994)

                   1 Year         	3 Years      	5 Years
                 GRN   Index*     GRN   Index* 	GRN  Index*
Short-Term
Securities       4.11%  3.88%     4.98%  3.85%  6.41%  5.46%

Domestic Taxable
Bonds          (3.37)% (1.65)%    6.94%  6.20%  8.55%  8.13%

Tax-Exempt   Bonds
	               (.77)% (2.52)%    7.00%  6.57%  8.06%  7.81%

Domestic Stocks
	                2.86  % 3.66%    9.88%  9.13% 10.87%  9.12%

*Indices
Grouping          Index
Short-Term        One month commercial paper
Taxable Bond      Shearson Intermediate government corporate index
Tax-Exempt Bond   Lehman municipal bond index
Domestic Stocks   S&P 500

**Calculated as the pre tax aggregate of dividends, coupons, net realized capital gains and the change in unrealized capital gains.

    CHART
    General Re Corporation
    Quarterly Closing Stock Price
    through December 13, 1994

    CHART
    Quarterly Combined Ratio
    General Re vs. U.S. Reinsurance Industry

    FINANCIAL HIGHLIGHTS

                                                		QUARTER   		         	YEAR TO DATE
    		                                                      	%   			                       	%
                                        	3Q 94     	3Q 93 	CHANGE    	 1994   	  	1993 	CHANGE
Domestic Statutory Underwriting Ratios
Loss Ratio                               	65.7 %    	68.5 %            74.9 %    	70.6 %
Expense Ratio                            	33.1      	32.2              28.9       31.8
Combined Ratio	                          	98.8      100.7             103.8      102.4

Underwriting Ratio measures the ratio of underwriting profit or loss to premiums. It is comprised of Loss Ratio (losses incurred) Expense Ratio
 (underwriting expenses divided by premiums written expressed as a percentage). A combined ratio below 100% generally indicates an underwriting profit.

Net Premiums Written (in millions)
Domestic                                $758.2     $612.0   23.9    $1,944.6   $1,695.9    14.7
Overseas                                  52.6       39.9   31.8       350.9      203.0    72.9
Consolidated                            $810.8     $651.9   24.4    $2,295.5   $1,898.9    20.9
    Net Premiums Written are gross premiums less reinsurance premiums ceded.
 Domestic premium includes all net premiums written by General Reinsurance and its subsidiaries (General Star & Genesis companies). Overseas premium is made up of net premiums from General Re (Europe), General Re Limited,
 General Re Australasia, General Re Compania de Reaseguros and Engineering
 Insurance Group.

Earnings Per Share
Net Income                               $2.29     $2.03    12.8      $ 5.57      $ 6.29   (11.4)
Less Realized Gains                        .17       .23   (26.1)        .34         .92   (63.0)
Less Cumulative Effect of
Accounting Changes                          -          -      -          -           .17  (100.0)
Operating Income                         $2.12      $1.80   17.8       $5.23       $5.20     0.6

Net Income is Operating Income plus net Realized Investment Gains, plus the cumulative effect of any accounting charges. Realized gains arise from the sale of invested assets when the sale price is higher than the accounting book value. Losses are realized when the proceeds from the sale of investments are less than the book value. Operating Income is after-tax earnings from operations (underwriting, investment and other).

Balance Sheet (in millions)                        9/30/94      12/31/93    %	Change
Shareholders' Equity                              $4,846.3      $4,760.5       1.8
Statutory Surplus - Domestic Property/Casualty		  	3,776.0       3,835.6      (1.6)
Net Loss Reserves - Domestic Property/Casualty  			7,031.2       6,802.9       3.4
Total Assets                                      21,824.1      20,750.2       5.2

    Shareholders' Equity, also referred to as net worth, represents a company's residual value after liabilities are subtracted from assets. Shareholders' equity is also referred to as Book Value. Book Value per Share is presented below. "Adjusted" Book Value increases the value of the bond assets on the balance sheet to reflect their current market value. Shareholders' equity is a GAAP accounting term that is similar to Statutory Surplus.

       			                                        9/30/94      12/31/93     % Change
Book Value per Share                               $59.23       $56.92        4.1
Operating Return on Equity                          12.2%        13.4 %
End of Period Stock Price                         $105.88      $107.00       (1.0)

Editorial Staff: Kathryn Callahan Jones, Larry Caruso, Judy Hall, Debbie Nelson